UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2020

Trecora Resources
(Exact name of registrant as specified in its charter)

Delaware	1-33926	75-1256622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190
Sugar Land, Texas 77478
(Address of principal executive offices, including Zip Code)

(281) 980-5522
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	TREC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 29, 2020, Trecora Resources (the “Company”) announced the final closing (the “Final Closing”) of the previously disclosed sale of its entire 33.3% equity interest in Al Masane Al Kobra Mining Company, a Saudi Arabian closed joint stock company (“AMAK”) (represented by 26,467,422 ordinary shares), to AMAK and certain existing shareholders of AMAK (collectively, the “Purchasers”). The Share Sale was completed in multiple closings pursuant to a Share Sale and Purchase Agreement, dated September 22, 2019 (as amended, the “Purchase Agreement”), among the Company, AMAK and the other Purchasers and resulted in aggregate gross proceeds to the Company of SAR 265 million (approximately US$70.5 million) (before taxes and transaction expenses), the entirety of which has now been received by the Company. A portion of the net proceeds of the Share Sale received in earlier closings were used for the Company’s previously disclosed prepayment of outstanding borrowings under its term loan facility. The Company expects to use the remaining net proceeds of the Share Sale for general corporate purposes.

On September 28, 2020, the Company completed the Final Closing, which was with respect to an aggregate of 15,712,866 ordinary shares in AMAK to several Purchasers, for an aggregate purchase price of SAR 157 million (approximately US$41.8 million). The purchase price reflected (i) the previously disclosed payment received from one of the Purchasers in the amount of SAR 149 million (approximately US$39.7 million), (ii) additional payments from the remaining Purchasers in the amount of SAR 4 million (approximately US$1.1 million) and (iii) the application of 50% of the deposit previously paid to the Company (and which was not otherwise previously forfeited under the terms of the Purchase Agreement) related to the purchase of certain of the ordinary shares. In addition, the Company’s nominees to the board of directors of AMAK resigned effective upon completion of the Final Closing as required by the Purchase Agreement.

The completion of the sale of ordinary shares pursuant to the Final Closing, together with the sale of ordinary shares in previously announced closings, constitute the disposition of a “significant amount” of the Company’s assets within the meaning of, and in accordance with, the standards set forth in Item 2.01 of Form 8-K.

Item 7.01. Regulation FD Disclosure.

On September 29, 2020, the Company issued a press release announcing the Final Closing. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01.    Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The following unaudited pro forma condensed consolidated financial information of the Company is included as Exhibit 99.2 of this Current Report on Form 8-K and is incorporated by reference herein.

(i) Unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2020 and the fiscal year ended December 31, 2019.

(ii) Unaudited pro forma condensed consolidated balance sheet as of June 30, 2020.

(iii) Notes to the unaudited pro forma condensed consolidated financial information.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release of the Company, dated September 28, 2020
99.2	Unaudited Pro Forma Condensed Consolidated Financial Information of Trecora Resources
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                TRECORA RESOURCES

Date: September 29, 2020        By: /s/ Michael W. Silberman
Michael W. Silberman
Corporate Secretary